AZZ Inc. Reports Financial Results for the
Second Quarter of Fiscal Year 2017

Second Quarter Fiscal 2017 EPS of $0.38, which includes realignment charges of $0.17 per share, net of related tax savings

Realignment program expected to reduce costs at a run rate of $6.2 million per annum

Second Quarter Revenues of $195.0 million, down $19.2 million or 9.0% compared to Second Quarter Fiscal 2016

Second Quarter Bookings of $193.7 million, down 17.1% compared to Second Quarter Fiscal 2016, resulting in backlog of $352.8 million, up 4.3% compared to Second Quarter Fiscal 2016

October 5, 2016 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three month period ended August 31, 2016.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “Although historically our second quarter is seasonally weaker due to smaller number of outages and turnarounds that occur during the summer months, our second quarter financial results were disappointing. Revenues experienced a decrease in volumes from the continuing effects of depressed markets in oil and gas, petrochemical, and solar for our Galvanizing segment. Our Energy segment experienced reduced refinery turnarounds and maintenance spend during the second quarter, as well as the continuing effects of the oil and gas market, coupled with a tough year-over-year comparison in our Nuclear Logistics business due to a large shipment of a $14 million project.”

“We believe our strategic decision to appropriately realign our business segments will drive $6.2 million of cost benefits on an annualized basis, helping to counter the headwinds in the current market. We have already announced our strategic divestiture of our Nuclear Logistics business, and expect that this will allow us to continue to focus on opportunities in our remaining core businesses by remaining committed to keeping an active M&A program. We will also look to continue to expand internationally, drive operational excellence, and continue to develop our industry-leading products and services for the protection of metal and electrical systems enhancing global infrastructure.”

“As a result of the volume declines in the Galvanizing segment,” continued Mr. Ferguson, “we made the strategic decision to reduce capacity in the Southern U.S. by closing production at two of our galvanizing plants, and repurposing a third plant from standard galvanizing to our new galvanized rebar product line. The steel volume currently handled by these three plants will be moved to nearby plants with negligible expected loss. We have also taken charges for various other smaller projects throughout the segment we believe will enhance productivity and profitability going forward. In our Energy segment, we have also taken steps to reduce management costs in our specialty welding business, which is feeling the effects of reduced turnarounds in domestic refineries. We are extremely focused on improving operational performance throughout the company and returning our margins to our customary levels as quickly as possible.”

“As we look forward, I am confident that fiscal 2017 will be a solid year, despite the challenges in the second quarter. The upcoming fall outage season is anticipated to deliver strong bookings for solid second half of the year. Taking the measure of our current markets, as well as the total effects of the realignment program, and excluding the effects of the potential sale of our Nuclear Logistics business, we would expect our fiscal 2017 performance to fall slightly below our previously issued fiscal 2017 EPS guidance range of $3.15 to $3.45 and revenue guidance range of $930 million to $970 million. Rather than re-set the ranges at this time, given the uncertainties noted above and the potential charges related to the sale of Nuclear Logistics LLC, we will suspend our guidance for a short window until we have more clarity on these issues and the effect on EPS and sales for the year,” concluded Mr. Ferguson.

Second Quarter Results

Revenues for the second quarter of fiscal 2017 were $195.0 million compared to $214.2 million for the same quarter last year, a decrease of 9.0%. Net income for the second quarter decreased 41.9% to $10.0 million, or $0.38 per diluted share, compared to net income of $17.2 million, or $0.67 per diluted share, for the second quarter of fiscal 2016.

Earnings for the second quarter of fiscal 2017 included a pretax charge of $8.0 million relating to realignment charges taken to cover the costs in the Galvanizing segment of shutting two plants, re-purposing a third, and other charges related to the recognition of the write off of certain fixed assets, as well as charges taken in the Energy segment related to management headcount reductions. Earnings for the quarter were negatively impacted by approximately $0.17 per share, net of related tax benefits driven by the realignment charges.

Including the negative effects of the realignment charges, gross margins for the quarter were 21.5% compared to 25.0% in the second quarter of fiscal 2016. SG&A costs were down 0.3% versus the second quarter of fiscal 2016 despite the inclusion of $0.4 million in realignment charges in the second quarter of fiscal 2017. Additionally, the effective tax rate fell to 10.4% in the current quarter compared to 21.2% in the second quarter of the prior year, driven primarily by certain state tax benefits from realignment costs incurred.

Incoming orders for the quarter were $193.7 million while shipments for the quarter totaled $195.0 million, resulting in a book to ship ratio of 0.99. In the second quarter a year earlier, incoming orders were $233.5 million, resulting in a book to ship ratio of 1.09. Our backlog at the end of the second quarter of fiscal 2017 was $352.8 million compared to backlog at the end of the prior year second quarter of $338.1 million. Approximately 27% of the backlog is expected to be delivered outside the U.S.

Energy Segment

Revenues for the Energy Segment for the second quarter of fiscal 2017 were $97.6 million as compared to $110.8 million for the same quarter last year, falling 11.9%. Operating income for the segment fell 9.0% to $8.2 million compared to $9.0 million in the same period last year, and was negatively affected by realignment charges of $0.7 million taken during the quarter. Operating margins for the second quarter rose to 8.4% as compared to 8.1% in the prior year period as a result of higher gross margins and favorable SG&A expenses.

Galvanizing Segment

Revenues for the Galvanizing Segment for the second quarter were $97.4 million, compared to the $103.5 million in the same period last year, a decrease of 5.8%. Operating income was $15.0 million as compared to $25.3 million in the prior period, and was negatively affected by realignment charges of $7.3 million taken during the quarter. As a result, operating margins for the second quarter were 15.4%, compared to 24.5% in the same period last year.

Conference Call

AZZ Inc. will conduct a conference call to discuss financial results for the second quarter of fiscal year 2017 at 11:00 A.M. ET on Wednesday, October 5, 2016. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at
http://www.azz.com/investor-relations. A replay of the call will be available for three days following the call at (877) 344-7529 or (412) 317-0088 (international), confirmation #10092833, or for 30 days at
http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 31, 2016	August 31, 2015	August 31, 2016	August 31, 2015
	(unaudited)

Net sales	$195,045	$214,246	$437,712	$443,134
Costs of sales	153,159	160,741	332,499	330,325
Gross margin	41,886	53,505	105,213	112,809

Selling, general and administrative	26,997	27,086	55,816	53,505
Operating income	14,889	26,419	49,397	59,304

Interest expense	3,580	4,023	7,505	7,869
Net (gain) loss on sale property, plant and equipment and insurance proceeds	192	(25)	82	(449)
Other (income) expense, net	(68)	547	(190)	855
Income before income taxes	11,185	21,874	42,000	51,029
Income tax expense	1,162	4,631	10,914	13,862
Net income	$10,023	$17,243	$31,086	$37,167
Earnings per common share
Basic	$0.39	$0.67	$1.20	$1.44
Diluted	$0.38	$0.67	$1.19	$1.44
Diluted average shares outstanding	26,199	25,922	26,081	25,892

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2016	August 31, 2015	August 31, 2016	August 31, 2015
	(unaudited)

Net sales:
Energy	$97,601	$110,777	$235,703	$247,780
Galvanizing	97,444	103,469	202,009	195,354
	$195,045	$214,246	$437,712	$443,134

Segment operating income :
Energy	$8,195	$9,005	$26,948	$26,961
Galvanizing	15,032	25,331	39,334	47,425
Corporate	(8,338)	(7,917)	(16,885)	(15,082)
Total segment operating income	$14,889	$26,419	$49,397	$59,304

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2016	February 29, 2016
	(unaudited)

Assets:
Current assets	$308,413	$309,334
Net property, plant and equipment	224,001	226,333
Other assets, net	459,320	446,343
Total assets	$991,734	$982,010

Liabilities and shareholders’ equity:
Current liabilities	$149,255	$148,405
Long term debt due after one year, net	280,058	302,429
Other liabilities	51,566	49,960
Shareholders’ equity	510,855	481,216
Total liabilities and shareholders’ equity	$991,734	$982,010

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2016	August 31, 2015
	(unaudited)

Net cash provided by operating activities	$50,028	$54,857
Net cash used in investing activities	(42,119)	(70,896)
Net cash provided by (used in) financing activities	(32,292)	14,589
Effect of exchange rate changes on cash	106	(851)
Net decrease in cash and cash equivalents	$(24,277)	$(2,301)
Cash and cash equivalents at beginning of period	40,191	22,527
Cash and cash equivalents at end of period	$15,914	$20,226

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